Exhibit 1

Enerplus Resources Fund
The Dome Tower
3000, 333-7th Avenue SW
Calgary, Alberta T2P 2Z1
Tel 403.298.2200
Fax 403.298.2211
www.enerplus.com
March 12, 2007
FOR IMMEDIATE RELEASE
Enerplus Resources Fund
TSX: ERF.UN
NYSE: ERF

ENERPLUS RESOURCES FUND FILES
OIL AND GAS RESERVES AND OPERATIONAL INFORMATION

Calgary, Alberta, Canada, March 12, 2007 - Enerplus Resources Fund ("Enerplus" or "the Fund") has filed its Annual Information Form (the "AIF") for the year ended December 31, 2006 with the Canadian securities regulatory authorities on the System for Electronic Document Analysis and Retrieval ("SEDAR") in Canada, and has filed its Form 40-F (which includes the AIF) with the U.S. Securities and Exchange Commission on the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system in the United States. The AIF contains the statement and reports relating to reserves data and other oil and gas information required pursuant to National Instrument 51-101 of the Canadian Securities Administrators ("NI 51-101"). With this news release, Enerplus is reporting these filings as required by NI 51-101.

An electronic copy of the AIF may be obtained on Enerplus' SEDAR profile at www.sedar.com and a copy of the Fund's Form 40-F may be found on the Fund's EDGAR profile at www.sec.gov/edgar.shtml. Both documents will be made available on the Enerplus website at www.enerplus.com.

For further information or to receive a hard copy of the complete audited financial statements free of charge, please contact Investor Relations at 1-800-319-6462 or e-mail investorrelations@enerplus.com.

Gordon J. Kerr
President & Chief Executive Officer
Enerplus Resources Fund